Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated June 21, 2019, in this Pre-effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-232606) and related Prospectus and Statement of Additional Information of Ironwood Multi-Strategy Fund LLC filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL
August 27, 2019